AMENDMENT TO GROUND LEASE


     This Amendment to Ground Lease is made and entered into as of the 21 day of May, 1999 by and between Ameristar Casino Council Bluffs, Inc., an Iowa corporation, with an address of 300 West Broadway, Suite 145, P.O. Box 1768, Council Bluffs, Iowa 51501 ("Ameristar") and Council Bluffs Hotel Associates, L.C., an Iowa limited liability company, with an address of 2 Quail Creek Circle, North Liberty, Iowa 52317 ("Kinseth").


RECITALS

       A. Ameristar, as ground lessor, and Kinseth Hotel Corporation, as the original ground lessee, entered into an Amended and Restated Ground Lease Agreement dated September 7, 1995 (the "Ground Lease"). Kinseth Hotel Corporation assigned its interest in the Ground Lease to Kinseth.

      B. The Ground Lease covers approximately .623 acres of real property in Pottawattamie County, Iowa (the "Leased Land," as defined in the Ground Lease), on which Kinseth constructed and continues to operate a 140 room Holiday Inn franchise hotel (the "Hotel").

      C. The parties amended the Ground Lease as to certain operational issues pursuant to a letter agreement dated February 14, 1996 (the "Letter Agreement"). Hereafter, the term "Ground Lease" incorporates the terms of such Letter Agreement. All other capitalized terms not otherwise defined in this Amendment shall have the meaning defined in the Ground Lease.

      D. The Ground Lease allows Kinseth to expand the Hotel by up to an additional thirty-five (35) rooms, up to a total of 175 rooms, upon the satisfaction of certain terms and conditions as described therein.

     E. Kinseth desires to expand the Hotel by up to fifty (50) rooms, for a total of up to 190 rooms, and has requested
Ameristar's consent for such expansion. The expansion will require an increase in the footprint of the Leased Land under the Ground Lease.

      F. Ameristar is willing to consent to such expansion, including an increase in the Leased Land, subject to the terms and conditions as stated below.

      NOW THEREFORE, for and in consideration of the mutual covenants, conditions and promises contained herein, Ameristar and Kinseth agree to amend the Ground Lease as follows:

      1. Consent to Expansion. Section 2.1 of the Ground Lease is hereby amended to allow an expansion of the Hotel by up to fifty (50) additional hotel rooms, for a total of up to one hundred ninety (190) hotel rooms, subject to the following conditions:

           a) Approval of Plans. Prior to any construction, Kinseth shall deliver to Ameristar the plans and specifications for the exterior and interior proposed expansion by Kinseth. In addition to hotel rooms, such plans and specifications call for approximately 3000 square feet in additional meeting space, public area, and support facilities such as kitchen space. The plans and specifications must also incorporate any landscaping which may be necessary to blend the expanded Hotel into the remainder of the Casino Property. The parties acknowledge that a color rendering of the expansion has been produced by Ameristar and that the appearance of the exterior shall be substantially similar to that shown in the rendering. The parties further acknowledge  and  agree that the quality and  appearance  of  the interior of the expansion shall be at least equivalent to and complimentary of the existing hotel. Any objection by Ameristar to the proposed plans and specifications for the expansion shall be made in writing within ten (10) days following the delivery of said plans and specifications by Kinseth to Ameristar. In the event of any such objection, each party agrees to cooperate with the other party and use its best efforts to immediately resolve the dispute.

          b) Description of Additional Land. The description of any additional land beyond the current Leased Land ("Additional Land") must be described and shown in a survey conducted by a licensed surveyor in the State of Iowa. The term "Leased Land" under the Ground Lease shall be amended to include the Additional Land effective upon the commencement of construction of the Hotel expansion. A description of the current proposed description for the perimeter of the Leased Land to include the Additional Land is described and shown on Exhibit "A" hereto, which shall constitute the revised Exhibit A to the Ground Lease. The parties agree, to the extent necessary, to execute additional addenda or amendments to the Ground Lease and the Memorandum of Ground Lease to specifically identify the Additional Land.

           c) Gaming Commission and Other Approvals. Ameristar must obtain any necessary approvals for this Amendment from the Iowa State Gaming Commission, or its designee, and any other consents and approvals to the Amendment and the Hotel expansion from any governmental authorities having jurisdiction over Ameristar, the Ground Lease or the Casino Property, which approvals Ameristar will pursue with reasonable diligence. In addition, Ameristar must satisfactorily complete a background investigation of Kinseth pursuant to the Ameristar Casinos, Inc. Gaming Compliance Program as a condition to the effectiveness of this Amendment, which Ameristar will pursue with reasonable diligence. Kinseth agrees to cooperate fully with such investigation to the extent reasonably requested by Ameristar.

            d) Kinseth Financing. Kinseth must obtain a commitment for construction financing by a reputable lender acceptable to Ameristar, which commitment may be subject only to conditions and contingencies that are customarily required by construction lenders. Ameristar shall have reasonable discretion to determine whether such conditions are acceptable. Subject to the terms of Section 4.2 of the Ground Lease, Kinseth shall have the right to refinance its interest in the Ground Lease and the improvements on the Leased Land, and Ameristar will reasonably cooperate with Kinseth in its efforts to obtain such financing.

          e)  Construction Contracts.  Kinseth shall have entered
into  all  necessary  contracts  for  the  construction  of   the
expansion, and provided Ameristar with a true and correct copy of such contracts.

          f) Ameristar Lender Approval. The expansion, and this Amendment, must be approved in writing by Ameristar's mortgage lender, and any amendments to agreements previously obtained under Section 4.1 of the Ground Lease must be obtained and Ameristar will pursue such approvals and amendments with reasonable diligence.

           g) Time for Satisfaction of Conditions. Kinseth agrees to use reasonable diligence to satisfy all conditions on its part stated herein. If the conditions for performance relating to the expansion are not satisfied within 60 days from the date of this Amendment, either party shall have the right to terminate this Amendment upon written notice to the other party.

           h) Costs of Construction. All construction costs relating to the expansion from the curb back shall be Kinseth's sole responsibility. Costs for new curb and gutter, and costs relating to changes from the curb forward (e.g., redirection of drainage, removal of existing improvements including asphalt in parking areas) necessitated by the expansion shall be Ameristar's sole responsibility. In addition, Ameristar shall continue to maintain the access road between the hotel and the river. However, any necessary alterations or improvements to such access road shall be the sole responsibility of Kinseth. All other terms and conditions of the Ground Lease relating to construction standards, insurance, indemnification and compliance with laws during construction of the expansion shall remain in full force and effect.

     2.   Rent.

          a) Section 1.4 (a) of the Ground Lease is hereby amended such that upon the earlier of Substantial Completion of the expansion, or two hundred forty (240) days from the date of the commencement of construction, the annual base rental for the Leased Land shall increase from $60,000 to $70,000, payable at $5833.33 per month, with any initial partial month to be prorated. However, the threshold amount of Gross Sales for calculating percentage rents in Section 1.4(b) of the Ground Lease shall remain at $2,000,000, and the percentage figure shall remain at five percent (5%).

          b) The second sentence of Section 1.4(b) of the Ground Lease is hereby amended to read:

               The  term  "Gross Sales" means  the  total
          price   charged  for  all  services  and  goods
          rendered  or sold at, in on or from the  Leased
          Land  by  Kinseth, whether for  cash  or  on  a
          charge,   credit,  time  basis  or   otherwise,
          without  reserve or deduction for inability  or
          failure    to   collect,   including    without
          limitation room charges and rentals,  food  and
          beverage revenues (reduced by the cost of  food
          and beverage items), but specifically excluding
          merchandise   sales,  telephone   and   vending
          machine revenues, video rental revenues and other miscellaneous sales.

     3. Franchise Rating. The first sentence of Section 2.3(a) of the Ground Lease is amended to read as follows: "So long as Ameristar has gaming operations on the Casino Property, the Building must be operated as a franchise of Holiday Inn, or such other franchisor that is acceptable to Ameristar subject to the terms of Section 3.8(m) below".

      4. Use of Marks. Section 3.7 of the Ground Lease is hereby restated in its entirety as follows:
          a)   License to Use Ameristar Service Marks

               i. Ameristar hereby grants to Kinseth a nonexclusive worldwide right and license to use the names and service marks listed on Exhibit B hereto and such other names and marks as Ameristar may add to Exhibit B from time to time upon written notice to Kinseth (the "Ameristar Marks") in connection with the promotion and advertising of the hotel located on the Leased Land during the term of this Lease, subject to the limitations described in this paragraph. All other use of the Ameristar Marks by Kinseth is prohibited.


                ii. Each and every use of the Ameristar Marks shall include the service mark notices, colors, designs, and proportionate sizes, shapes, and features all precisely as indicated by Ameristar, from time to time. Kinseth shall submit to Ameristar for approval all proposed uses of the Ameristar Marks prior to Kinseth's publication, distribution or use thereof.

                iii. The rights and licenses granted under this Lease permitting the use of the Ameristar Marks shall not be assignable or transferable by Kinseth in any manner whatsoever, nor shall Kinseth have the right to grant any sublicenses, except by prior written consent of Ameristar, which consent Ameristar may grant or withhold in its sole discretion. Any unauthorized assignment or transfer by Kinseth shall be voidable by Ameristar.

                iv. Ameristar specifically reserves the right in its sole discretion to use and without limitation to license others to use and to license the Ameristar Marks. Kinseth acknowledges the ownership rights of Ameristar Casinos, Inc. and the licensed rights of Ameristar in the Ameristar Marks, and further acknowledges that Kinseth will not challenge such ownership or licensed rights in the Ameristar Marks.

           b)    License  to  Use Kinseth and Franchisor  Service
Marks

                 i. Kinseth hereby grants to Ameristar a nonexclusive worldwide right and license to use the names and service marks, including to the extent permissible, its franchisor's Marks and designations, listed on Exhibit C hereto and such other names and marks as Kinseth may add to Exhibit C from time to time upon written notice to Ameristar (the "Kinseth Marks") in connection with the promotion and advertising of the Casino during the term of this Lease, subject to the limitations described herein. All other use of the Kinseth Marks by Ameristar is prohibited.

               ii.  Each and every use of the Kinseth Marks shall
include   the   service  mark  notices,  colors,   designs,   and
proportionate  sizes,  shapes  and  features  all  precisely   as
indicated by Kinseth, from time to time.

                iii. The rights and licenses granted under this Lease permitting the use of the Kinseth Marks shall not be assignable or transferable by Ameristar in any manner whatsoever, nor shall Ameristar have the right to grant any sublicenses, except by prior written consent of Kinseth. Any unauthorized assignment or transfer by Ameristar shall be voidable by Kinseth.

               iv. Kinseth specifically reserves the right in its sole discretion to use and without limitation to license others to use and to license the Kinseth Marks. Ameristar acknowledges the ownership rights of Kinseth and its franchisor in the Kinseth Marks and further acknowledges that Ameristar will not challenge such rights in the Kinseth Marks.

     5. Change of Franchisor. Section 3.8(m) is hereby added to the Ground Lease as follows:
           (m) Change of Franchisor. Notwithstanding references in this Ground Lease to Holiday Inn as franchisor of Kinseth, Kinseth may change its franchisor, but only upon prior written consent of Ameristar, which consent shall not be unreasonably withheld provided that quality standards are not diminished and the terms of this Ground Lease can be met by Kinseth under the terms of any new franchise agreement entered into in connection with such change.

     6. Taxes. Article VI of the Ground Lease states that Kinseth is solely responsible for all taxes and assessments levied on the Leased Land and the improvements thereon. However, because the Leased Land is owned by Ameristar and taxed as part of a larger tract, the Pottawattamie County Assessor's Office does not tax the Leased Land separately. Thus, Ameristar and Kinseth agree to negotiate as soon as practicable as to a mutually acceptable methodology for allocating responsibility for such taxes, and to reduce such agreement to a letter to be signed by both parties.

      7. Signage. Ameristar grants to Kinseth the right to erect a sign on Ameristar's property at a location to be approved by Ameristar in its sole and absolute discretion. The costs of acquiring, erecting and maintaining the sign shall be borne by Kinseth. Ameristar agrees to grant to Kinseth all necessary easements allowing the existence of the sign and access to Kinseth to maintain the sign. The proposed design of the sign shall be submitted by Kinseth to Ameristar and it shall not be inconsistent or interfere with the Ameristar sign or obstruct or interfere with "view corridors" of any Ameristar facility. In the event of any dispute with respect to the proposed design or location of the sign, such party agrees to cooperate with the other party and use its best efforts to immediately resolve the dispute.

      8. Group Rate Referrals. If Ameristar refers a block of rooms which are part of a larger group to Kinseth as a result of an Ameristar generated group sale or promotions (including promotions designed to increase occupancy by offering specific hotel packages to potential guests), Kinseth shall match the group rate offered by Ameristar for such group unless Kinseth's hotel is or is reasonably expected to be "fully occupied" (i.e., more than 95% full). If Ameristar is fully occupied and refers an entire group to Kinseth, Kinseth will match the group rate offered by Ameristar for other groups booked in the Ameristar hotel in the same time period, unless Kinseth's hotel is or is reasonably expected to be fully occupied. Notwithstanding the foregoing, Kinseth shall not be obligated to accept hotel guests referred to Kinseth by Ameristar if the room rate is less than 50% of Kinseth's rack rate on a requested date for standard room types (i.e., king or double room types).

      9. Option To Purchase. So long as Kinseth is proceeding with the planning, development and construction of the expansion, Ameristar agrees not to exercise the option to purchase contained in Section 11.11 of the Ground Lease until the Substantial Completion of the expansion. Section 11.11 of the Ground Lease is hereby amended such that, upon the Substantial Completion of the expansion the option period shall re-commence for a ten-year period. The option price shall be the greater of (a) $12,000,000 or (b) the "mean" appraised value (representing 125% of the mean of the two closest appraised values during the first year of the re-commenced option period, and 115% of such mean during the remainder of the option period and otherwise), determined pursuant to the terms of the Ground Lease.

      10. Confidentiality. In addition to the confidentiality provisions in Section 6 of the Letter Agreement, Kinseth agrees to reasonably cooperate with Ameristar so as to provide to Ameristar, upon its request, names and addresses of Kinseth's hotel guests so that Ameristar can market, by direct mail, its gaming and dining operations. Kinseth acknowledges that such information is critical to Ameristar so that proper attention can be given to preferred customers of Ameristar's casino. Ameristar recognizes that such information is proprietary and of great value to Kinseth. Ameristar acknowledges and agrees that such lists are to be kept separate form other information, and that Ameristar is not authorized to use such information to market hotel rooms to individuals on such list without Kinseth's prior written approval.

      11. Marketing. In addition to the provisions regarding marketing outlined in Section 8 of the Letter Agreement, Kinseth agrees that it shall have the right to provide marketing materials for Ameristar's casino in its hotel rooms, but shall not provide such materials relating to other casino properties. Ameristar shall have the right to inspect Kinseth's facilities and hotel rooms at reasonable times to verify that no marketing materials for competing properties are being distributed.

       12. Additional Hotel. It is contemplated that an additional hotel may be constructed on Ameristar's property by Kinseth or an entity controlled by Kinseth. In the event of such construction, both parties agree to cooperate to the extent necessary with such construction, provided that any new building does not detrimentally interfere with their current operations, including driveways, parking areas, ingress, egress and compliance with local codes. The construction plans of such other hotel will call for a covered, climate controlled breezeway connecting the hotels and/or the casino (the "Link"). Kinseth agrees to use its best efforts to seek its franchisor's approval for the Link, if such approval is necessary. Ameristar, Kinseth and the owner of the additional hotel shall share equally in repairs, maintenance and periodic replacement (e.g., carpets) of items in the corridor from the Link through the existing hotel. The cost of constructing and maintaining the Link shall be borne by the owner of the new hotel. Kinseth and Ameristar shall cooperate with respect to policing conduct in the Link. Kinseth agrees that any agreements as to the Link will be structured in such a way as to continue in full force and effect upon any sale of the existing hotel or the new hotel.

     13. Assignment. Section 10.1 of the Ground Lease is hereby amended to read as follows:

     Ameristar may assign its interests in this Lease upon written notice to Kinseth and its Leasehold Lender. Except for assignment to a Leasehold Lender as contemplated under Article IV of this Lease, Kinseth may not assign this Lease or sublet its interest in the Leased Land without the prior written consent of Ameristar, which consent shall not be unreasonably withheld by Ameristar provided that the proposed assignee is: (a) of equal or greater financial capacity and net worth as Kinseth on the date of such assignment, but in any event having a financial capacity and net worth reasonable, under the circumstances at the time of the assignment, to require for a lessee under this Lease;
(b) an experienced manager and/or operator of similar hotel properties; (c) a franchisee of the same hotel chain as Kinseth or of another franchisor approved pursuant to Sections 2.3(a) and 3.8(m) above; and (d) highly reputable as a hotel and business operator. A change of the manager of Kinseth (currently Kinseth Hotel Corporation), (to an entity other than one in which Bruce Kinseth, Les Kinseth, Linda Skinner and Gary Kinseth or their families maintain, directly or indirectly, voting and operating control) or the failure of Bruce Kinseth, Les Kinseth, Linda Skinner, and Gary Kinseth or their families to maintain, directly or indirectly, voting and operating control of the manager of Kinseth shall be considered an assignment for purposes of this section. An assignment of 50% or more of the membership interests in Kinseth in and of itself shall not be considered an assignment for purposes of this section. In the event Ameristar gives its consent for any assignment or subletting of this Lease, the assignee or subtenant shall assume in writing all of Kinseth's obligations and duties under this Lease and shall be subject to all of the terms of this Lease, and Ameristar shall be subject only to those obligations and shall enjoy such rights and privileges as are set forth in this Lease. Such sublease or assignment shall not relieve Kinseth from its liability under this Lease without Ameristar's written consent, which shall be in Ameristar's sole discretion. The provisions of this Section 10.1 are specifically subject to the provisions of Section 4.5 of this Lease, and in the event of any conflict, the provisions of
Section 4.5 shall control.

     14.   Notices.   Section  11.7  is  amended  such  that  the
addresses for notices are as follows:

               If to Ameristar:

                    Ameristar Casino Council Bluffs, Inc.
                    Attention:  General Manager
                    2200 River Road
                    Council Bluffs, Iowa 51501
                    Fax:  (712) 328-8882

               with a copy to:

                    Gordon R. Kanofsky, Esq.
                    Saunders, Barnet, Goldman, Simons & Mosk
                    1901 Avenue of the Stars, Suite 850
                    Los Angeles, CA  90067-6078
                    Fax:  (310) 553-2435

               If to Kinseth:

                    Council Bluffs Hotel Associates, L.C.
                    Attention:  Bruce Kinseth
                    2 Quail Creek Circle
                    North Liberty, Iowa  52317
                    Fax:  (319) 626-8350

               with a copy to:

                    Nicholas H. Roby, Esq.
                    Davis, Brown, Koehn, Shors & Roberts, P.C.
                    666 Walnut Street, Suite 2500
                    Des Moines, Iowa  50309
                    Fax:  (515) 243-0654

      15. Continuing Effect. Except as specifically amended herein, the terms of the Ground Lease shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                   Ameristar:

                                   Ameristar Casino Council
                                    Bluffs, Inc.,
                                    an Iowa corporation

                                   By:  /s/ Thomas Steinbauer

                                   Its       Vice President




                                   Kinseth:

                                   Council Bluffs Hotel
                                    Associates, L.C.,
                                    an Iowa limited liability company

                                   By:  /s/ Leslie B. Kinseth

                                   Its:      Member